Media Contact: Denyse Dabrowski (201) 488-0049 Avalanche Strategic Communications denyse@avalanchepr.com

N e w s   R e l e a s e

PERFORMANCE HEALTH TECHNOLOGIES PARTNERS WITH LOGIC PRODUCT DEVELOPMENT TO DESIGN NEXT GENERATION CORE:TX® REHABILITION TOOL

Trenton, N.J. and Minneapolis, M.N. – September 4, 2008 – Performance Health Technologies, Inc. (OTCBB:PFMH), a leader in the development and marketing of innovative products that guide and monitor exercise and rehabilitation, announced today it has signed an agreement with Minneapolis-based Logic Product Development.  Under the agreement, Logic, a product development and manufacturing company, has been engaged to improve the usability and design of the next-generation Core:Tx® rehabilitation device.

Core:Tx® is a computer-based program that uses wireless motion-sensing technology designed for neuromuscular re-education, a technique used by rehabilitation therapists to restore normal movement in patients with neuromuscular impairments resulting from trauma, medical conditions and neurological conditions, such as stroke and traumatic brain injury. The updated version will be designed to be significantly smaller and lighter, read movement in multiple directions, and have multi-use capabilities for a more complex exercise program. The product will also be designed to be able to run on bluetooth technology for greater accuracy and improved signal strength enabling the Core:Tx® to account for a more peripheral movement.  The device is scheduled to be ready for release along with the next generation of Core:Tx ® software, which is planned to be web-enabled to allow for remote access to the therapy.  With this product, patients will be able to remain connected to their physical therapists via the internet.

"We are excited by Logic’s mission to help its clients design, develop, and deliver better products sooner.” said Robert D. Prunetti, chief executive officer of Performance Health Technologies.  “The market for consumer-electronic-based therapeutic and well-being products is expected to grow by 20 percent per year, reaching about $4 billion worldwide by 2010.  We are committed to innovating our products to meet this demand through the convergence of clinical knowledge and cutting-edge technology.  We expect our partnership with Logic to help us continue to support these efforts and look forward to a prosperous relationship.”

About Performance Health Technologies, Inc.

Performance Health Technologies develops and markets performance evaluation and rehabilitation products that monitor and guide exercise and give real-time motivational feedback. Additional information can be obtained by calling the Company’s headquarters in Trenton, New Jersey, 609-656-0800, and through the Company website www.performancehealth.com.

About Logic Product Development

 Logic, a product development and manufacturing company, helps customers design, develop, and deliver better products sooner. Services include product design, engineering, and electronic manufacturing services. Logic is a leading supplier of low-cost development kits, system on modules (SOMs), and single board computers that enable customers to control costs, reduce risk, and speed time to market. Logic’s industrial design services are offered under the Polivka Logan Design brand. The company is based in the United States and operates on a global basis. The company Website is www.logicpd.com.

Safe Harbor for Forward-Looking Statements

The foregoing contains “forward-looking statements,” which are based on management’s beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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